Page  9                                               Exhibit  99.2




                        REPORT OF INDEPENDENT ACCOUNTANTS


To  the  Board  of  Directors  of
Bank  of  America,  N.A.  (USA)


We have examined management's assertion that Bank of America, N.A. (USA), formerly First Omni Bank, N.A., (the "Company") maintained an effective system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with First Omni Bank Credit Card Master Trust Pooling and Servicing Agreement dated April 1, 1996, and including the Series 1996-A Supplement (collectively, the "Agreement"), between the Company, as Transferor and Servicer, and The Bank of New York, as Trustee, as of December 31, 1999 included in the accompanying Report of Management on Compliance with Pooling and Servicing Agreement. We have also examined management's assertion about the Company's compliance with sections 3.1(b-d, f), 3.2, 3.4(b), 3.5, 3.8, 3.9, 4.2, 4.3, 4.4, 4.5, 4.7, 4.8,
4.9, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19 and 8.8 - and as
to section 13.5 where applicable in the previously delineated sections and except for references from such sections to a section (and references therefrom) not specifically delineated herein - of the Agreement for the period January 1, 1999 to December 31, 1999 for the Series 1996-A (the "Series"), included in the accompanying Report of Management on Compliance with Pooling and Servicing Agreement. Management is responsible for the Company's system of internal control over servicing of accounts and over safeguarding of assets against unauthorized acquisition, use or disposition in compliance with the Agreement (hereafter referred to as "servicing"), and for compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertions.

Our examinations were made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the Company's internal control over servicing and evaluating the design and operating effectiveness of internal control as of December 31, 1999. Our examinations also included examining, on a test basis, evidence about the Company's compliance with the aforementioned sections of the Agreement for the period January 1, 1999 to December 31, 1999 for the Series and performing such other procedures as we considered necessary in the circumstances. We believe that our examinations provide a reasonable basis for our opinion.

Because of inherent limitations in any internal control, misstatements due to error or fraud may occur and not be detected. Also, projections of any evaluation of the internal control over compliance with the specified requirements of the Agreement to future periods are subject to the risk that the internal control may become inadequate because of changes in conditions, or that the degree of compliance with the policies and procedures may deteriorate.

In our opinion, management's assertions that the Company maintained an effective system of internal control over servicing as of December 31, 1999, based upon the criteria for effective internal control described in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and that the Company complied with the aforementioned sections of the Agreement for the period January 1, 1999 to December 31, 1999 are fairly stated, in all material respects for the Series.





March  24,  2000

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
Page  10




Report  of  Management  on  Credit  Card  Trust  Internal  Controls
                 and  Pooling  and  Servicing  Agreement  Compliance


INTERNAL  CONTROLS

Bank of America National Association (USA) ("BANA"), a wholly owned subsidiary of
BankAmerica Corporation, is responsible for establishing and maintaining effective internal controls over the functions performed as servicer of the First Omni Bank Credit Card Master Trust Series 1996-A (the "Trust"). These controls are designed to provide reasonable assurance to BANA's management that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Pooling and Servicing Agreement dated April 1, 1996 (the "Agreement") and the supplements to the Agreement relating to Series 1996-A, as applicable, between BANA and The Bank of New York and are recorded properly to permit the preparation of the required financial reports.

There are inherent limitations in any internal controls, including the possibility of human error and circumvention or overriding of controls.
Accordingly, even effective internal controls can provide only reasonable assurance with respect of the achievement of any objectives of internal control. Further, because of changes in conditions, the effectiveness of the internal controls may vary over time.

BANA has determined that the objectives of its internal controls with respect to servicing and reporting of credit card receivables sold to the Trust are to provide reasonable, but not absolute assurance that:

      - Funds collected are appropriately remitted to the Trustee in accordance with the Agreement and the supplements to the Agreement.

      - Trust assets are segregated from those retained by BANA in accordance with the Agreement and the supplements to the Agreement.

      - Expenses incurred by the Trust are properly calculated and remitted in accordance with the Agreement and the supplements to the Agreement.

      - The addition of accounts to the Trust are authorized in accordance with the Agreement and the supplements to the Agreement.

      - The removal of accounts from the Trust are authorized in accordance with the Agreement and the supplements to the Agreement.

      - Trust assets amortizing out of the Trust are calculated in accordance with the Agreement and the supplements to the Agreement.

      - Monthly Trust reports generated in the form of "Exhibits" and provided to the Trustee are reviewed by management prior to disbursing.

      - Monthly Trust reports generated in the form of "Exhibits" contain all information required by the Agreement and the supplements to the Agreement.

BANA has assessed its internal controls over the functions performed as servicer of the Trust in relation to these criteria. Based upon this assessment, BANA maintained that, as of December 31, 1999, its internal controls over the functions performed as servicer of the Trust are effective in providing reasonable assurance that Trust assets are safeguarded against loss from unauthorized use or disposition and that transactions are executed in accordance with management's authorization in conformity with the Agreement between BANA and U.S. Bank National Association (formerly known as First Bank National Association) and the supplements to the Agreement and are recorded properly to permit the preparation of the required Monthly Trust reports in the form of "Exhibits".

POOLING  AND  SERVICING  AGREEMENT  COMPLIANCE

BANA is responsible for complying with the Agreement and the provisions of each supplement to the Agreement. BANA assessed its compliance with the relevant terms and conditions of Sections 3.1(f), 3.2, 3.4, 3. 5, 3. 9, 4. 2(a), 4. 3
and 9. 1 of the Agreement and Sections 3(b), 4.7(a), 4.11, 4.12 and 5. 2(a) of the supplements to the Agreement relating to Series 1996-A , as of December 31, 1999 and for the year then ended. Based upon this assessment, BANA was in compliance with the relevant terms and conditions identified in the Sections above for the Agreement and the supplements to the Agreement. In addition, BANA did not identify any instances of noncompliance in performing the assessment.

March  30,  2000
                                              /s/  DAVID  M.  BELK
                                              ---------------------------------
                                              David  M.  Belk
                                              Senior  Vice  President


                                              /s/  MICHAEL  KOPP
                                             ----------------------------------
                                             Michael  Kopp
                                             Controller